Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-171288) pertaining to the Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation and the 2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation of our reports dated May 26, 2023, with respect to the consolidated financial statements of Booz Allen Hamilton Holding Corporation and the effectiveness of internal control over financial reporting of Booz Allen Hamilton Holding Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

Tysons, Virginia
July 31, 2023